Exhibit 99.1

ATI Announces Second Quarter 2016 Results

Second Quarter 2016 Results

  Sales were $811 million, up 7% compared to Q1 2016
    High Performance Materials & Components sales were $498 million, up 1%
    Flat Rolled Products sales were $312 million, up 18%
  Business segment operating profit was $7 million
    High Performance Materials & Components segment operating profit improved by over 33% compared to Q1 2016, to $39 million, or 8% of sales
    Flat Rolled Products segment operating loss decreased over 70% compared to Q1 2016, to $32 million
  Net loss attributable to ATI was $19 million, or $(0.18) per share
    High income tax rate benefit of 63% versus the statutory rate of 35% decreased net loss by $11 million, or $0.11 per share
    $22 million of pre-tax trailing costs in the Flat Rolled Products segment associated with the recent work stoppage
    $1 million pre-tax charge for additional severance actions

PITTSBURGH--(BUSINESS WIRE)--July 26, 2016--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2016 sales of $811 million and a net loss attributable to ATI of $19 million, or $(0.18) per share. ATI’s second quarter 2016 results reflect an above-normal income tax rate benefit of 63%, decreasing ATI’s net loss by $11 million, or $0.11 per share, compared to the tax benefit that would apply at a standard U.S. federal 35% income tax rate. Results improved significantly from the first quarter 2016, as the operations of ATI Flat Rolled Products returned to more normal operating levels, and costs related to the recent work stoppage declined.

“Commercial aerospace market sales increased another 3% in the second quarter 2016 compared to the first quarter 2016,” said Rich Harshman, Chairman, President and Chief Executive Officer. Sales to the aerospace and defense market continued to drive ATI’s results, representing over 50% of total 2016 sales. “Our commercial aerospace market growth is being driven in large part by the growth of ATI’s next-generation mill products, forgings, and castings.”

  ATI’s sales to key global differentiated markets were 82% of ATI sales for the six months ended June 30, 2016:
    Sales to the aerospace and defense markets were $805 million and represented 51% of ATI sales: 28% jet engine, 16% airframe, 7% government aero/defense.
    Sales to the electrical energy market were $138 million and represented 9% of ATI sales.
    Sales to the oil & gas/chemical and hydrocarbon processing industry market were $131 million and represented 8% of ATI sales: 5% oil & gas, 3% chemical and hydrocarbon processing industry.
    Sales to the automotive market were $109 million and represented 7% of ATI sales.
    Sales to the medical market were $104 million and represented 7% of ATI sales.
  Direct international sales represented 40% of ATI’s 2016 sales.
  Sales of high-value products were 84% of ATI second quarter 2016 sales.

“Second quarter 2016 High Performance Materials & Components (HPMC) segment results showed sequential improvement, with sales of $498 million and segment operating profit increasing 33% to $39 million, or 8% of segment sales. Demand from the aerospace and defense market continues to drive HPMC results, with jet engine and airframe products representing 42% and 20%, respectively, of total second quarter 2016 segment sales. Sales to the medical market increased 8% and sales to the electrical energy market increased 4%, both compared to the first quarter 2016. Market conditions remain challenged in other HPMC segment markets, with demand from the oil & gas and construction and mining equipment markets at lower levels. We recognized an additional $1 million severance charge in the second quarter 2016, which is excluded from segment results, as we continue to streamline our HPMC operations. Segment results were negatively impacted by $9 million of high production costs due to low operating rates at our Rowley, UT titanium sponge facility.

“Flat Rolled Products (FRP) segment sales in the second quarter 2016 were $312 million, an 18% increase compared to the first quarter 2016. Segment operating loss decreased more than 70%, to $32 million, compared to a loss of $110 million in the first quarter 2016. Improved operating performance and lower non-recurring costs were the primary drivers of the improved quarterly results, with higher shipments across all major product categories. Segment results also reflect the continued challenging market conditions, particularly in the oil & gas/chemical and hydrocarbon processing markets.

“Second quarter 2016 FRP segment results include approximately $22 million in non-recurring operating costs related to higher-cost material produced prior to the work stoppage, and higher conversion costs during the return to more normal operating levels. FRP results benefitted during the second quarter 2016 from favorable foreign currency adjustments on fair value hedges. During the quarter, we completed the previously-announced idling of our GOES operations. The idling of the standard/commodity stainless melt shop and finishing operations at our Flat Rolled Products’ Midland, PA facility was completed in the first quarter 2016.

“During the second quarter 2016, we proactively addressed upcoming pension funding requirements by issuing $288 million of six-year convertible debt. We made a $115 million contribution to our U.S. defined benefit pension plan in July 2016, and we expect to use additional proceeds from this debt issuance to meet future pension funding requirements. To support our restructuring actions and operational needs, we borrowed $100 million through an 18 month term loan under our asset based lending (ABL) facility during the second quarter. Total debt to total capitalization was 48.7% at the end of the second quarter 2016 compared to 42.0% at year-end 2015.

“At June 30, 2016, cash on hand was $322 million and available additional liquidity under our ABL was approximately $325 million. Cash provided by operating activities was $28 million in the second quarter 2016. Managed working capital increased $12 million in the second quarter 2016, but decreased as a percentage of annualized sales due to increasing business volumes. Capital expenditures were $76 million in the second quarter 2016 and $145 million for the first six months of 2016, over half of which related to the completion of the Hot-Rolling and Processing Facility (HRPF). We continue to estimate that full year 2016 capital expenditures will be less than $240 million. Beyond 2016 we expect capital expenditures to be less than $100 million annually for the next several years.”

Strategy and Outlook

“As previously stated, ATI’s results in 2016 will reflect two differently situated businesses. Our HPMC segment is realizing the benefits of the growth phase of next-generation commercial airplanes and jet engines. We expect operating levels throughout our HPMC operations to continue to increase as we progress through 2016, driven primarily by the commercial aerospace market. We expect HPMC segment operating profit as a percentage of sales to return to low double-digit levels by the second half of the year.

“In our FRP segment, our second quarter results demonstrate that we are making progress in our journey toward a consistently profitable business, during a period of continuing low raw material prices, global stainless steel sheet and strip overcapacity, and uncertain end market demand. While FRP operational performance is improving, more work remains as we continue our rightsizing and restructuring activities to streamline and simplify this business. While we expect a further reduction in operating losses in the third quarter, compared to the second quarter, third quarter results for FRP are expected to be impacted by higher maintenance expenses, including planned equipment upgrades in our finishing operations. As we continue to reposition this business to a higher-value and more differentiated product mix, we expect shipments of our specialty coil and plate products to increase in the second half of 2016 and benefit from the HRPF capabilities, particularly for our 48”-wide nickel-based alloy sheet. As a result of these initiatives we continue to believe that the FRP segment will be modestly profitable in the fourth quarter 2016.”

Quarterly Results	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2016 (a)	2016 (b)	2015
	In Millions
Sales	$810.5	$757.5	$1,022.5

Loss attributable to ATI before special items	$(21.4)	$(62.8)	$(16.4)
Charges	(8.8)	(26.4)	—
Tax rate impact	11.4	(12.0)	—
Loss attributable to ATI	$(18.8)	$(101.2)	$(16.4)

	Per Diluted Share
Loss attributable to ATI before special items	$(0.21)	$(0.58)	$(0.15)
Charges	(0.08)	(0.25)	—
Tax rate impact	0.11	(0.11)	—
Loss attributable to ATI	$(0.18)	$(0.94)	$(0.15)
(a)	Results for the three months ended June 30, 2016 include $22.4 million of pre-tax charges ($8.4 million after-tax), or $(0.08) per share, for costs associated with the previous work stoppage in ATI’s Flat Rolled Products operations, and $1.0 million of pre-tax charges ($0.4 million after-tax) for severance charges in ATI’s HPMC segment. Results also include a benefit of $11.4 million, or $0.11 per share, of above-normal income tax benefits compared to those that would apply at a standard 35% tax rate.
(b)	Results for the three months ended March 31, 2016 include $26.4 million of pre-tax charges ($19.7 million after-tax), or $(0.19) per share, for costs associated with the work stoppage and return-to-work of USW-represented employees, and $9.0 million of pre-tax charges ($6.7 million after-tax), or $(0.06) per share, for severance charges in ATI’s Flat Rolled Products operations. Results also include $12.0 million, or $(0.11) per share, of below-normal income tax benefits compared to those that would apply at a standard 35% tax rate.

Percentage of Total ATI Sales	Three Months Ended
	June 30,	Mar. 31,	June 30,
High-Value Products (excluding GOES)	2016	2016	2015
Nickel-based alloys and specialty alloys	27%	29%	28%
Titanium and titanium alloys	19%	21%	16%
Precision forgings, castings and components	17%	18%	13%
Precision and engineered strip	13%	12%	13%
Zirconium and related alloys	8%	8%	7%
Total High-Value Products	84%	88%	77%

Second Quarter 2016 Financial Results

  Sales for the second quarter 2016 were $811 million, increasing 7% compared to the first quarter 2016, and decreasing 21% from the second quarter 2015. Compared to the first quarter 2016, sales increased 1% in the High Performance Materials & Components segment. Flat Rolled Products segment sales increased 18% compared to the first quarter 2016, due primarily to 54% higher shipments of standard stainless steel sheet products following low first quarter operating levels related to the work stoppage and return to work sequencing.
  Net loss attributable to ATI for the second quarter 2016 was $18.8 million, or $(0.18) per share, compared to a net loss of $101.2 million, or $(0.94) per share, for the first quarter 2016, and a net loss of $16.4 million, or $(0.15) per share, for the second quarter 2015. Results for the second quarter 2016 include $8.4 million of after-tax charges, or $(0.08) per share, primarily related to trailing work stoppage costs in the Flat Rolled Products segment. These were offset by an $11.4 million benefit, or $0.11 per share, for an above-normal tax rate benefit, compared to the tax benefit that would apply using a standard 35% U.S. federal tax rate. Results for the first quarter 2016 included $38.4 million of after-tax charges, including $12.0 million, or $(0.11) per share, related to a below-normal tax rate benefit, compared to the tax benefit that would apply using a standard 35% U.S. federal tax rate.
  Cash on hand was $322.3 million. Cash flow used in operations for the first six months of 2016 was $33.6 million, and included a benefit of $10.3 million from lower managed working capital balances. Cash flow used in investing activities was $143.5 million, primarily for capital expenditures. Cash flow provided by financing activities was $349.6 million, including $387.5 million of borrowings of long-term debt.

High Performance Materials & Components Segment

Market Conditions – Second quarter 2016 compared to first quarter 2016

  Demand in the second quarter 2016 remained steady in our key HPMC growth areas of aerospace and defense, electrical energy, and medical markets. Sales to the oil & gas/chemical and hydrocarbon processing industry market remained at low levels. Sales to the commercial aerospace market were 4% higher and sales to the defense market were 4% lower, sales to the medical market were 8% higher, and sales to the electrical energy market were 4% higher. Sales of zirconium and related alloys were 8% higher, sales of precision forgings, castings and components were 2% higher, and sales of titanium and titanium alloys increased 1% compared to the first quarter 2016. Sales of nickel-based and specialty alloys decreased 3%, primarily due to reduced sales of specialty alloys, which more than offset strong sales of nickel-based alloys. International sales represented a record 46% of total segment sales for the second quarter 2016.

Second quarter 2016 compared to second quarter 2015

  Sales decreased 2% to $498.4 million compared to the second quarter 2015, with sales of nickel-based and specialty alloys down 10%, and sales of titanium and titanium alloys, and zirconium and related alloys both down 1%. Sales of precision forgings, castings and components were 4% higher. Sales to the aerospace and defense market were 6% higher in the second quarter 2016 than the same 2015 period. Sales to the oil & gas/chemical and hydrocarbon processing industry market declined 61% compared to the second quarter 2015.
  Segment operating profit was $38.8 million, or 7.8% of total sales, compared to $44.4 million, or 8.7% of total sales, for the second quarter 2015, primarily due to lower utilization based on weak demand from the oil & gas/chemical and hydrocarbon processing industry market, and from the construction and mining equipment market. Segment results were impacted by $9 million of high productions costs due to low operating rates at our Rowley, UT titanium sponge facility.

Flat Rolled Products Segment

Market Conditions – Second quarter 2016 compared to first quarter 2016

  Sales to the oil & gas/chemical and hydrocarbon processing industry market, consumer appliances, automotive and construction and mining markets were higher compared to the first quarter 2016, as manufacturing operations returned to more normal levels following the work stoppage. Sales to the electrical energy markets were lower, as expected, following the idling of GOES production in the second quarter 2016. Standard stainless (sheet and plate) products sales were almost 60% higher, due primarily to the end of the work stoppage and operational improvements. Sales of high-value products were slightly higher, led by an increase in sales of Precision Rolled Strip products. Second quarter 2016 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, increased 16% compared to the first quarter 2016, although low demand levels continued due to weak demand from global industrial markets. International sales represented 33% of total segment sales for the second quarter 2016.

Second quarter 2016 compared to second quarter 2015

  Sales were $312.1 million, 39% lower than the second quarter 2015, due to lower shipments and lower prices across all flat-rolled product categories due primarily to the idling of production facilities for commodity stainless sheet and GOES. Shipments of high-value products were 33% lower, led by a 78% reduction in GOES volume due to the 2016 idling of GOES production. Shipments of standard stainless products decreased 30%. Average selling prices decreased 8% for high-value products and 15% for standard stainless products. Significantly lower raw material surcharges versus year-ago levels contributed to the decline in sales and selling prices. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating loss was $31.8 million, or (10.2%) of sales, compared to a second quarter 2015 loss of $23.2 million, or (4.5%) of sales. Segment operating results in 2016 were primarily driven by the lower shipment volumes and selling prices, and also included $22.4 million of non-recurring costs associated with the prior work stoppage as operations returned to more normal activity levels.

Income Taxes

  The second quarter 2016 benefit for income taxes was $25.9 million, or 62.6% of the pre-tax loss. The first quarter 2016 benefit for income taxes was $34.2 million, or 25.9% of the pre-tax loss. On a year-to-date basis, ATI’s tax rate was 34.6%. Changes in quarterly income tax benefits were primarily due to revisions to projections of full year 2016 results, as well as ATI’s inability to record a tax benefit on certain state tax attributes.

ATI will conduct a conference call with investors and analysts on Tuesday, July 26, 2016, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.1 billion for the twelve month period ending June 30, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2016	2016	2015	2016	2015

Sales	$810.5	$757.5	$1,022.5	$1,568.0	$2,148.0

Cost of sales	762.3	790.7	945.5	1,553.0	1,961.5
Gross profit (loss)	48.2	(33.2)	77.0	15.0	186.5

Selling and administrative expenses	59.3	62.6	72.4	121.9	135.5
Restructuring charges	1.0	9.0	-	10.0	-
Operating income (loss)	(12.1)	(104.8)	4.6	(116.9)	51.0
Interest expense, net	(30.3)	(28.3)	(26.8)	(58.6)	(53.5)
Other income, net	1.0	0.8	0.6	1.8	1.5
Loss before income taxes	(41.4)	(132.3)	(21.6)	(173.7)	(1.0)
Income tax provision (benefit)	(25.9)	(34.2)	(7.7)	(60.1)	0.3
Net loss	$(15.5)	$(98.1)	$(13.9)	$(113.6)	$(1.3)
Less: Net income attributable to noncontrolling interests	3.3	3.1	2.5	6.4	5.1
Net loss attributable to ATI	$(18.8)	$(101.2)	$(16.4)	$(120.0)	$(6.4)

Basic net loss attributable to ATI per common share	$(0.18)	$(0.94)	$(0.15)	$(1.12)	$(0.06)

Diluted net loss attributable to ATI per common share	$(0.18)	$(0.94)	$(0.15)	$(1.12)	$(0.06)

Weighted average common shares
outstanding -- basic (millions)	107.3	107.3	107.3	107.3	107.2
Weighted average common shares
outstanding -- diluted (millions)	107.3	107.3	107.3	107.3	107.2
Actual common shares outstanding--
end of period (millions)	108.9	108.9	109.2	108.9	109.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2016	2016	2015	2016	2015
Sales:
High Performance Materials & Components	$498.4	$493.0	$511.1	$991.4	$1,053.9
Flat Rolled Products	312.1	264.5	511.4	576.6	1,094.1

Total External Sales	$810.5	$757.5	$1,022.5	$1,568.0	$2,148.0

Operating Profit (Loss):

High Performance Materials & Components	$38.8	$29.1	$44.4	$67.9	$117.3
% of Sales	7.8%	5.9%	8.7%	6.8%	11.1%

Flat Rolled Products	(31.8)	(109.6)	(23.2)	(141.4)	(30.0)
% of Sales	-10.2%	-41.4%	-4.5%	-24.5%	-2.7%

Operating Profit (Loss)	7.0	(80.5)	21.2	(73.5)	87.3
% of Sales	0.9%	-10.6%	2.1%	-4.7%	4.1%

LIFO and net realizable value reserves	0.4	-	0.2	0.4	0.2

Corporate expenses	(11.8)	(11.0)	(10.1)	(22.8)	(22.9)

Closed company and other expenses	(5.7)	(3.5)	(6.1)	(9.2)	(12.1)

Restructuring and other charges	(1.0)	(9.0)	-	(10.0)	-

Interest expense, net	(30.3)	(28.3)	(26.8)	(58.6)	(53.5)

Loss before income taxes	$(41.4)	$(132.3)	$(21.6)	$(173.7)	$(1.0)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$322.3	$149.8
Accounts receivable, net of allowances for
for doubtful accounts	492.5	400.3
Inventories, net	1,094.3	1,271.6
Prepaid expenses and other current assets	43.3	45.9
Total Current Assets	1,952.4	1,867.6

Property, plant and equipment, net	2,958.9	2,928.2
Goodwill	646.9	651.4
Other assets	302.8	304.5

Total Assets	$5,861.0	$5,751.7

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$308.2	$380.8
Accrued liabilities	290.8	301.8
Short term debt and current
portion of long-term debt	6.7	3.9
Total Current Liabilities	605.7	686.5

Long-term debt	1,870.1	1,491.8
Accrued postretirement benefits	316.5	359.2
Pension liabilities	826.7	833.8
Deferred income taxes	52.8	75.6
Other long-term liabilities	89.9	108.3
Total Liabilities	3,761.7	3,555.2

Redeemable noncontrolling interest	-	12.1

Total ATI stockholders' equity	1,994.4	2,082.8
Noncontrolling interests	104.9	101.6
Total Equity	2,099.3	2,184.4

Total Liabilities and Equity	$5,861.0	$5,751.7

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Six Months Ended
	June 30
	2016	2015
Operating Activities:

Net loss	$(113.6)	$(1.3)

Depreciation and amortization	87.8	93.6
Deferred taxes	(62.4)	(9.6)
Change in managed working capital	10.3	(55.3)
Change in retirement benefits	10.3	5.0
Accrued liabilities and other	34.0	59.1
Cash provided by (used in) operating activities	(33.6)	91.5
Investing Activities:
Purchases of property, plant and equipment	(145.3)	(63.3)
Purchases of businesses, net of cash acquired	-	(0.5)
Asset disposals and other	1.8	-
Cash used in investing activities	(143.5)	(63.8)
Financing Activities:
Borrowings on long-term debt	387.5	-
Payments on long-term debt and capital leases	(0.6)	(6.3)
Net borrowings under credit facilities	2.5	-
Debt issuance costs	(10.4)	-
Dividends paid to shareholders	(17.2)	(38.6)
Acquisition of noncontrolling interests	(12.2)	-
Taxes on share-based compensation and other	-	(1.4)
Cash provided by (used in) financing activities	349.6	(46.3)
Increase (decrease) in cash and cash equivalents	172.5	(18.6)
Cash and cash equivalents at beginning of period	149.8	269.5
Cash and cash equivalents at end of period	$322.3	$250.9

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2016	2016	2015	2016	2015
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	86,814	84,789	130,061	171,603	259,264
Standard	103,558	67,036	148,794	170,594	319,948
Flat Rolled Products total	190,372	151,825	278,855	342,197	579,212

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.36	$2.32	$2.56	$2.34	$2.65
Standard	$1.01	$0.98	$1.19	$1.00	$1.25
Flat Rolled Products combined average	$1.62	$1.73	$1.83	$1.67	$1.88

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2016	2016	2015	2016	2015

Numerator for Basic net loss per common share -
Net loss attributable to ATI	$(18.8)	$(101.2)	$(16.4)	$(120.0)	$(6.4)
Redeemable noncontrolling interest	-	-	-	-	(0.1)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Numerator for Dilutive net loss per common share -
Net loss attributable to ATI after assumed conversions	$(18.8)	$(101.2)	$(16.4)	$(120.0)	$(6.5)

Denominator for Basic net loss per common share -
Weighted average shares outstanding	107.3	107.3	107.3	107.3	107.2
Effect of dilutive securities:
Share-based compensation	-	-	-	-	-
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Denominator for Diluted net loss per common share -
Adjusted weighted average assuming conversions	107.3	107.3	107.3	107.3	107.2

Basic loss attributable to ATI per common share	$(0.18)	$(0.94)	$(0.15)	$(1.12)	$(0.06)

Diluted loss attributable to ATI per common share	$(0.18)	$(0.94)	$(0.15)	$(1.12)	$(0.06)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2016	2015

Accounts receivable	$492.5	$400.3
Inventory	1,094.3	1,271.6
Accounts payable	(308.2)	(380.8)
Subtotal	1,278.6	1,291.1

Allowance for doubtful accounts	4.3	4.5
LIFO reserve	(131.8)	(136.4)
Inventory reserves	204.1	206.3
Managed working capital	$1,355.2	$1,365.5

Annualized prior 3 months
sales	$3,242.1	$2,955.5

Managed working capital as a
% of annualized sales	41.8%	46.2%

June 30, 2016 change in managed
working capital	$(10.3)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2016	2015

Total debt (a)	$1,895.6	$1,505.2
Less: Cash	(322.3)	(149.8)
Net debt	$1,573.3	$1,355.4

Net debt	$1,573.3	$1,355.4
Total ATI stockholders' equity	1,994.4	2,082.8
Net ATI capital	$3,567.7	$3,438.2

Net debt to ATI capital	44.1%	39.4%

Total debt (a)	$1,895.6	$1,505.2
Total ATI stockholders' equity	1,994.4	2,082.8
Total ATI capital	$3,890.0	$3,588.0

Total debt to total ATI capital	48.7%	42.0%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004